Exhibit 99.2

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES APPROXIMATE 52,800 NET ACRE EXPANSION IN ITS WILLISTON BASIN ACREAGE POSITION, INITIAL MONTANA BAKKEN RESULTS AND NORTH DAKOTA BAKKEN COMPLETIONS
Austin, TX — August 3, 2010 — Since late April 2010, Brigham Exploration Company (NASDAQ: BEXP) has expanded its acreage position in the Williston Basin by approximately 52,800 net acres to an estimated 358,200 net acres, which represents a 17% increase in its total Williston Basin acreage. Importantly, Brigham has expanded its core acreage position by an estimated 34,000 net acres, primarily in and around its Rough Rider project area, to a total of approximately 198,400 net acres. Brigham also announced the completion of the Rogney 17-8 #1H, its first Bakken well in its Eastern Montana project area in Roosevelt County, Montana, at an early 24-hour peak flow back rate of 909 barrels of oil equivalent. Finally, Brigham announced the completion of the Michael Owan 26-35 #1H and the Sedlacek Trust 33-4 #1 at early 24-hour peak flow back rates of 2,931 and 2,695 barrels of oil equivalent, respectively.
Growth in Williston Basin Acreage
In addition to its ongoing organic leasing efforts, Brigham completed four separate acreage acquisition transactions, expanding its Williston Basin acreage position by approximately 52,800 net acres since late April to an estimated 358,200 net acres. Approximately 23,800 net acres were added to its Rough Rider project area in Williams and McKenzie County, North Dakota. In addition, approximately 9,900 net acres were added in far eastern Richland County, Montana, very proximate to Brigham’s Sedlacek Trust well, which had an early 24-hour peak rate of 2,695 barrels of oil equivalent. As a result, Brigham’s core acreage position west of the Nesson Anticline in Rough Rider and in far Eastern Montana has grown by approximately 27% to an estimated 156,700 net acres. An additional 300 net acres were added east of the Nesson Anticline in the Ross project area in Mountrail County, North Dakota. Together, this represents an increase of 34,000 net acres in its core acreage in the Williston Basin to approximately 198,400 total net core acres. As a result of these acreage additions, Brigham has increased its core acreage drilling locations by an estimated 81 net locations to approximately 574 total net locations.
Separate from the aforementioned core acreage additions in far eastern Richland County, Montana, Brigham added approximately 17,300 additional acres in its Eastern Montana project area further west from the Sedlacek Trust well in Richland County. The remaining 1,500 net acres acquired in Eastern Montana are located in Roosevelt County.

Initial Brigham Operated and Non-Operated Montana Bakken Discoveries
Brigham announced the completion of its operated Rogney 17-8 #1H in its Eastern Montana project area in Roosevelt County at an early 24-hour peak rate of approximately 909 barrels of oil equivalent. Given that this was Brigham’s initial test in the area, the initial nine frac stages, or approximately 30% of the horizontal wellbore, were stimulated at lower frac pump rates. However, as a consequence the well produced at low initial flow rates. Brigham subsequently treated the remaining 21 frac intervals at higher frac pump rates and, when commingled with the initial nine intervals, the well produced 909 barrels of oil equivalent in an early 24 hour period. Currently the Rogney is flowing at a rate of approximately 400 barrels of oil equivalent per day.
Also in Montana and approximately 17 miles southeast of the Rogney, Brigham participated with a small working interest in the Zenergy Luke Sweetman, which was completed with 23 frac stages. The Luke Sweetman commenced production in late April at an early 24-hour peak rate of approximately 1,201 barrels of oil equivalent per day, after 100 days had produced roughly 30,000 barrels of oil and was recently producing approximately 320 barrels of oil equivalent per day. Brigham will continue to monitor the performance of the Rogney and other surrounding wells, and plans on spudding its next Montana operated well, the Gobbs 17-8, approximately five miles east of the Rogney in November.
Update on Accelerating North Dakota Bakken and Three Forks Operational Activity
Brigham announced the completion of its operated Michael Owan and Sedlacek Trust wells at early 24 hour peak flow back rates of 2,931 (2,640 Bopd and 1.75 MMcf/d) and 2,695 (2,413 Bopd and 1.69 MMcf/d) barrels of oil equivalent, respectively. Both wells are located in Brigham’s Rough Rider project area. Notably, the Sedlacek Trust represents the southwestern most well to date of Brigham’s acreage in its Rough Rider project area. The Michael Owan and Sedlacek Trust were treated with 33 and 30 frac stages, respectively. Brigham maintains an approximate 87% interest in the Michael Owan and an approximate 48% working interest in the Sedlacek Trust. The Sedlacek Trust was completed with U.S. Energy Corp. (NASDAQ: USEG) as well #10 under the terms of the 15 well Drilling Participation Agreement entered into last year. Brigham’s interest in the wells drilled with U.S. Energy Corp. will increase after payout.
Brigham’s accelerated development of its core operated acreage in its Rough Rider and Ross project areas is proceeding with five operated rigs drilling, four of which are located in Rough Rider with an additional rig located in Ross. The next operated rig is expected to arrive October 1st and is expected to drill wells in the Ross project area. Additional operated rigs are expected to arrive in January and May 2011 after which Brigham will have eight operated rigs running in the Williston Basin. In terms of operated well completions, one well is currently flowing back after frac, one well is fracing and nine wells are waiting on completion.
Access to an incremental 50% of a frac crew is expected this month and at that time the pace of Brigham operated completions is expected to accelerate. In December 2010 or January 2011, Brigham is expected to gain access to an additional 50% of a frac crew and at that time Brigham will have two fully dedicated crews fracing Brigham operated wells at all times.

Brigham is also actively constructing infrastructure in both the Rough Rider and Ross project areas. In Rough Rider, crude oil, water disposal and fresh water pipelines are being laid. It is expected that Brigham will lay approximately 70 miles of each of these lines. All lines are anticipated to be operational by the second quarter 2011. Additionally, a pipe yard is currently under construction and a water disposal well will be drilled in the near future, both near Williston, North Dakota. In Ross, water disposal lines are being laid, a water disposal well has been drilled and the disposal facility is being constructed. It’s expected that the water disposal system will be operational in the next 60 days.
Management Comments
Bud Brigham, the Chairman, President and CEO, commented, “Our Land Department exceeded all expectations by delivering approximately 52,800 net Williston Basin acres to our stockholders, an estimated 34,000 of which are in our core areas, since our last acreage update in April. This acreage was delivered at an average cost of approximately $1,000 per acre, which represents a substantial discount to the per acre cost of a recent industry merger transaction in the Williston Basin and represents a significant net asset value creation event. In total, we estimate that 81 net drilling locations were added to our de-risked core drilling inventory. Our successful long lateral high frac stage drilling formula has delivered 28 consecutive high production rate North Dakota Bakken and Three Forks wells at an average early 24-hour peak rate of 2,659 barrels of oil equivalent. We believe these results have made us an operator of choice in the Rough Rider project area and have assisted in our ability to close meaningful acreage transactions over a two month period.”
Bud Brigham continued, “Inclusive of our Rogney test, we now have three apparent Bakken discoveries proximal to our largest acreage block in our Eastern Montana project area. Apparently EOG has completed and is producing the Carat well immediately offsetting our acreage to the north. In addition, the Zenergy Luke Sweetman well, in which we have a small working interest, has now produced for approximately 100 days and is providing encouraging early performance to the southeast. Furthermore, well spacing activity has increased significantly in Eastern Montana with 78 units applied for by other operators at the June and August spacing hearings. The vast majority of these units are just east and north of our acreage block. We’ve learned a great deal from the Rogney that we will benefit from in our subsequent drilling. The initial nine frac stages were pumped at lower frac rates, reducing the productivity of that portion of the stimulation. The remaining 21 frac stages produced much better results relative to the initial nine stages. We’ll of course continue to evaluate the core results of the Rogney and monitor the well’s performance, and very much look forward to commencing our second operated test during the fourth quarter.”
Bud Brigham continued, “Exciting activity is underway in Rough Rider with our first Three Forks well and first Bakken infill well drilling ahead. Our Three Forks well is being drilled in the same unit as our State 36-1 Bakken well, which commenced production in January 2010 at an initial rate of approximately 3,807 barrels of oil equivalent per day. Success with the State 36-1 Three Forks well would complement third party operated Three Forks discoveries proximal to Rough Rider and potentially further de-risk approximately 344 net Three Forks locations in Rough Rider. Additionally, we are currently drilling our first Bakken infill well in our Brad Olson 9-16 spacing unit and will deploy a micro seismic array to monitor the propagation of our frac wings. Monitoring frac wing performance could enable us to better understand the ultimate number of locations that are available to fully develop each spacing unit. As we have kept the amount of proppant placed in the formation for each well constant while increasing the number of frac stages, it’s likely we have more effectively stimulated the near well bore area, while reducing the length of our frac wings. If we are more effectively stimulating the near well bore area, we may have the opportunity to drill more than the currently envisioned three wells per spacing unit.”
About Brigham Exploration
Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward-Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include initial production rates which decline steeply over the early life of wells, particularly our Williston basin horizontal wells for which we estimate the average monthly production rates may decline by approximately 70% in the first twelve months of production, our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300